Exhibit 99.1

XAI Octagon Floating Rate & Alternative Income Term Trust Declares its Monthly Distribution of $0.073 per Share

December 1, 2020, Chicago – XAI Octagon Floating Rate & Alternative Income Term Trust (“XFLT” or the “Trust”) has declared its regular monthly distribution of $0.073 per share on the Trust’s common shares, payable on December 31, 2020 to common shareholders of record as of December 15, 2020, as noted below. The amount of the distribution represents no change from the previous month's distribution amount.

The following dates apply to today’s monthly distribution declaration:

Ex-Dividend Date	December 14, 2020

Record Date	December 15, 2020

Payable Date	December 31, 2020

Amount	$0.073 per common share

Change from Previous Month	No change

Distributions on common shares may be paid from net investment income (regular interest and dividends), capital gains and/or a return of capital. The specific tax characteristics of the distributions will be reported to the Trust’s common shareholders on Form 1099 after the end of the 2020 calendar year. Shareholders should not assume that the source of a distribution from the Trust is net income or profit. For further information regarding the Trust’s distributions, please visit www.xainvestments.com.

The Trust’s net investment income and capital gain can vary significantly over time, however, the Trust seeks to maintain more stable monthly distributions over time. The Trust’s investments in CLOs may be subject to complex tax rules and the calculation of taxable income attributed to an investment in CLO subordinated notes can be dramatically different from the calculation of income for financial reporting purposes under accounting principles generally accepted in the United States (“U.S. GAAP”), and, as a result, there may be significant differences between the Trust’s GAAP income and its taxable income. The Trust’s final taxable income for the current fiscal year will not be known until the Trust’s tax returns are filed.

As a registered investment company, the Trust is subject to a 4% excise tax that is imposed if the Trust does not distribute by the end of any calendar year at least the sum of (i) 98% of its ordinary income (not taking into account any capital gain or loss) for the calendar year and (ii) 98.2% of its capital gain in excess of its capital loss (adjusted for certain ordinary losses) for a one-year period generally ending on October 31 of the calendar year (unless an election is made to use the Trust’s fiscal year). In certain circumstances, the Trust may elect to retain income or capital gain to the extent that the Board of Trustees, in consultation with Trust management, determines it to be in the interest of shareholders to do so.

The distributions paid by the Trust for any particular period may be more than the amount of net investment income from that period. As a result, all or a portion of a distribution may be a return of capital, which is in effect a partial return of the amount a common shareholder invested in the Trust, up to the amount of the common shareholder’s tax basis in their common shares, which would reduce such tax basis. Although a return of capital may not be taxable, it will generally increase the common shareholder’s potential gain, or reduce the common shareholder’s potential loss, on any subsequent sale or other disposition of common shares.

The distribution shall be paid on the Payment Date unless the payment of such distribution is deferred by the Board of Trustees upon a determination that such deferral is required in order to comply with applicable law or the applicable terms or financial covenants of the Trust’s senior securities or to ensure that the Trust remains solvent and able to pay its debts as they become due and continue as a going concern.

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The investment objective of the Trust is to seek attractive total return with an emphasis on income generation across multiple stages of the credit cycle. The Trust seeks to achieve its investment objective by investing in a dynamically managed portfolio of opportunities primarily within the private credit markets. Under normal market conditions, the Trust will invest at least 80% of its Managed Assets in floating rate credit instruments and other structured credit investments. There can be no assurance that the Trust will achieve its investment objective.

The Trust’s common shares are traded on the New York Stock Exchange under the symbol “XFLT.”

About XA Investments

XAI is a Chicago-based firm founded by XMS Capital Partners in April, 2016. XAI believes that the investing public can benefit from new vehicles to access a broad range of alternative investment strategies and managers. XAI provides individual investors with access to institutional-caliber alternative managers. It will partner with established asset managers with proven capabilities in alternative credit, private debt and select hedge fund strategies.

About XMS Capital Partners

XMS Capital Partners, LLC, established in 2006, is a global, independent, financial services firm providing M&A, corporate advisory and asset management services to clients. It has offices in Chicago, Boston and London. For more information, please visit www.xmscapital.com.

About Octagon Credit Investors

Octagon is a 25+ year old, below-investment grade corporate credit investment adviser based in New York with over $25 billion in assets under management. Octagon focuses on leveraged loans, high yield bonds and structured credit. Through fundamental credit analysis and active portfolio management, Octagon’s investment team identifies attractive relative value opportunities across below-investment grade asset classes, sectors and issuers. Octagon’s investment philosophy and methodology encourage and rely upon dynamic internal communication to manage portfolio risk. Over its history, the firm has applied a disciplined, repeatable and scalable approach in its effort to generate attractive risk-adjusted returns to its investors. For more information, please visit www.octagoncredit.com.

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Future distributions will be made if and when declared by the Trust’s Board of Trustees, based on a consideration of number of factors, including the Trust’s continued compliance with terms and financial covenants of its senior securities, the Trust’s net investment income, financial performance and available cash. There can be no assurance that the amount or timing of distributions in the future will be equal or similar to that described herein or that the Board of Trustees will not decide to suspend or discontinue the payment of distributions in the future.

XAI does not provide tax advice; please consult a professional tax advisor regarding your specific tax situation. Income may be subject to state and local taxes, as well as the federal alternative minimum tax.

Investors should consider the investment objectives and policies, risk considerations, charges and expenses of the Trust carefully before investing. For more information on the Trust, please visit the Trust’s webpage at www.xainvestments.com.

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

NOT FDIC INSURED	NO BANK GUARANTEE	MAY LOSE VALUE

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Media Contact:

Kimberly Flynn, Managing Director
XA Investments LLC
Phone: 888-903-3358

Email: KFlynn@XAInvestments.com

www.xainvestments.com